EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and between

AntriaBio, Inc.

and

CHAPTER 7 ESTATE OF

PR PHARMACEUTICALS, INC.

Dated as of October 1, 2014

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, (this “Agreement”) is dated as of October 1, 2014 (the “Execution Date”), by and between AntriaBio, Inc. (“Buyer or AntriaBio”) and the CHAPTER 7 ESTATE OF PR PHARMACEUTICALS, INC., (“Seller”).

RECITALS

A.
PR Pharmaceuticals, Inc. (“PRP”) filed for reorganization under Chapter 11 of Title 11 of the United States Code, 11 U. S.C. § 101 et. seq., (the “Bankruptcy Code”) on November 14, 2008 (the “Petition Date”), in the United States Bankruptcy Court, District of Colorado (the “Bankruptcy Court”), Case Number 08-28223-SBB.

B.	The case was converted to a liquidation case under Chapter 7 of the Bankruptcy Code on November 30, 2011.

C.	Kimberley Tyson is the appointed the Chapter 7 Trustee (the “Chapter 7 Trustee”) for the estate of PRP.

D.	Buyer wishes to acquire certain assets related to the business of PRP upon the Bankruptcy Court’s approval of the terms of this Agreement.

E.
Seller and Buyer wish to enter into the Agreement under which Buyer will acquire certain assets from the Seller free and clear of liens, claims, encumbrances and interests pursuant to §363 of the Bankruptcy Code (the “Transaction”).

F.
On October 31, 2012, the Court entered its Order approving the Trustee’s Motion to (A) Approve Sale of Certain Assets Free and Clean of Liens Claims and Encumbrances and (B) the Assumption and Assignment of Certain of Debtor’s Executor Contracts and Unexpired Leases in Connection with Such Sale (the “AntriaBio Transfer”). The buyer of the assets that were the subject of the asset sale was AntriaBio. Among the consideration provided to the estate was certain contingent consideration as detailed below (the “AntriaBio Contingent Consideration”).

G.	The Buyer and Seller (together, the “Parties”) intend and agree that the sale shall be where-is and as-is.

TERMS AND CONDITIONS

In consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the Buyer and Seller hereby agree as follows:

I.           PURCHASED ASSETS

Upon the terms and subject to the conditions of this Agreement, at Closing, Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, acquire and accept AS-IS AND WHERE-IS all right, title and interest of Seller in the following (the “Purchased Assets”):

The AntiaBio Contingent Consideration. The AntriaBio Contingent Consideration is detailed in the Asset Purchase Agreement between the Trustee and AntriaBio, a copy which is filed with the Bankruptcy Court and which the Buyer does hereby certify it has had an opportunity to review, comprised of:

AntriaBio shall pay the following amounts upon the occurrence of the following events:

(a)
Two million dollars ($2,000,000) after the initiation of a Phase 2b Clinical Trial, payable within thirty (30) days after successful completion of the first multiple ascending dose safety study in patients in a formal Phase 2b Clinical Trial;

(b)	Two million dollars ($2,000,000) to be paid within thirty (30) days after the exclusive license by Buyer of InsuLAR in the United States to a commercial pharmaceutical company.

(c)
Five million dollars ($5,000,000) after the initiation of Phase 3 Clinical Trial for InsuLAR by the Buyer or a licensee of the Buyer, payable 30 days after the first dosing of a patient in a formal Phase 3 clinical study.

(d)
Ten million dollars ($10,000,000) upon the FDA or EMEA Approval to allow the marketing and sales of InsuLAR by Buyer or a licensee of the Buyer, payable 30 days after the receipt of the approval letter or notice from the FDA or EMEA.

(e)
Twenty five million dollars ($25,000,000) if the twelve (12) month cumulative worldwide Sales of InsuLAR by the Buyer or a licensee of the Buyer reach five hundred million dollars ($500,000,000) in any consecutive twelve month period, so long as such period occurs during the life of the patents included in the Purchased Assets, payable ninety (90) days after the exclusion of such period.

AntriaBio’s obligation to pay any or all of the AntiaBio Contingent Consideration terminates five years from the closing of the AntriaBio Transaction, which occurred on January 31, 2013.

With respect to the AntiaBio Contingent Consideration, the following terms have the following meanings:

(a)
“Phase 2b Clinical Trial” means a human clinical trial related to InsuLAR sponsored by Buyer, or one of its licensees, in any FDA or EMEA regulated country that would satisfy the requirements of 21 CFR 312.21(c) for a phase 2 clinical study.

(b)
“Phase 3 Clinical Trial” means a human clinical trial related to InsuLAR sponsored by Buyer, or one of its licensees, in any FDA or EMEA regulated country that would satisfy the requirements of 21 CFR 312.21(c), or an equivalent phase or clinical trial.

(c)	“FDA or EMEA Approval” means that the product is approved for sale either by the Food and Drug Administration (FDA) in the United States of America or the European Medicines Agency (EMEA) in Europe.

(d)
“Sales” shall mean the gross sales price of the products invoiced by Buyer, its sublicensee or their respective Affiliates to customers who are not Affiliates (or who are Affiliates but are the end users of the products) less, to the extent reasonable and customary in the pharmaceutical industry and actually paid or accrued by Buyer, its sublicensee or their respective Affiliates (as applicable), (a) credits, allowances, discounts and. rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated and returned products; (b) freight and insurance costs incurred by Buyer, its sublicensee or their respective Affiliates (as applicable) in transporting the products in final form to such customers; (c) cash, quantity and trade discounts, rebates and other price reductions for the products given to such customers under price reduction programs that are consistent with price reductions given for similar products by Buyer, its sublicensee or their respective Affiliates (as applicable); (d) sales, use, value-added and other direct taxes incurred on the sale of the Product in final form to such customers; and (e) customs duties, surcharges and other governmental charges incurred in exporting or importing the products in final form to such customers.

II.           AS-IS AND WHERE-IS

The Seller is selling the Purchased Assets and the Buyer is purchasing the Purchased Assets as-is and where-is.  The Seller is making no warranties of any kind, including fitness or merchantability, with respect to the Purchased Assets.

III.           PURCHASE CONSIDERATION

On the terms and subject to the conditions of this Agreement, in consideration of the Purchased Assets, Buyer will pay fifty-five thousand dollars ($55,000) at Closing (the “Closing Payment”).

IV.           CONDITIONS TO CLOSING

Seller’s and Buyer’s obligations to make the deliveries required of each party at the Closing shall be subject to the satisfaction or waiver by the parties of each of the following conditions:

a.	The Purchased Assets shall be sold free and clear of all claims, interests, liens or other encumbrances to Buyer pursuant to Bankruptcy Code § 363;

b.	Notification of Bankruptcy Court approval of this Agreement shall be provided to AntriaBio, with notice of the assignment to Buyer of the AntriaBio Contingent Consideration.

c.	The Bankruptcy Court shall have approved the Transaction by order in form and substance acceptable to Buyer, which consent shall not be unreasonably withheld; and

d.	Any other consent required for Estate to consummate the Transaction on substantially the terms set forth herein shall have been obtained.

V.           CLOSING

The closing (“Closing”) shall be on the first business day following fourteen (14) days after the date of entry of the Approval Order.  The Buyer and Seller agree to make good faith efforts to close as soon as possible once the Approved Order has been approved and entered. The Closing shall occur at the offices of Kutner Brinen Garber, PC.

VI.           BANKRUPTCY COURT APPROVAL

This Agreement is subject to, and will become effective only upon the entry by the Bankruptcy Court of a final and binding order of the Bankruptcy Court approving this Agreement and the sale of the Purchased Assets to Buyer pursuant to this Agreement, free and clear of liens, claims, encumbrances, and interests pursuant to Sections 363(b) and (f) of the Bankruptcy Code.  The resulting order shall be the Approved Order. Seller and Buyer acknowledge and agree that this Agreement and the Transaction contemplated hereby are subject to Seller’s right to accept higher and better offers, contingent upon the approval and authorization of the Bankruptcy Court.

VII.	REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

Organization.  Buyer is a corporation duly organized and validly existing, is in good standing under the laws of the State of Delaware, and has the corporate power and authority to own its properties and carry on its business as now being conducted.

Power.  Buyer has the power to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby.

Authority.  All actions on the part of the Buyer necessary for the authorization, execution and delivery of any and all documents (including this Agreement) related to the Transaction (the “Transaction Documents”) and the consummation of the Transactions contemplated thereby have been taken.  The Transaction Documents are, or when delivered will be, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

Conflicting Agreements, Governmental Consents.  The execution and delivery by Buyer of the Transaction Documents, the consummation of the transactions contemplated thereby, and the performance or observance by Seller of any of the terms or conditions thereof will not (i) conflict with, or result in a material breach or violation of the terms or conditions of, or constitute a material default under the Articles of Incorporation or Bylaws of Buyer, any award of any arbitrator, or any indenture, material contract or material agreement (including any agreement with security holders), material instrument, order, judgment, decree, statute, law, rule or regulation to which Buyer is subject, or (ii) require any filing or registration with, or any consent or approval of, any federal, state or local governmental agency or authority.

Actions, Suits, Proceedings.  There are no requests, notices, investigations, claims, demands, actions, suits or other legal or administrative proceedings pending or, to the knowledge of Buyer, threatened against Buyer or any of its property in any court or before any federal, state, municipal or other governmental agency, nor is Buyer in default with respect to any order of any court or governmental agency entered against it that would reasonably be expected to prevent, delay or impair the Buyer’s ability to consummate the transactions contemplated by the Transaction Documents.

Brokers and Finders.  Buyer has not retained or engaged any broker, finder or other financial intermediary in connection with the transaction contemplated by this Agreement that will require the payment of a fee by Seller.

Ability to Close.  The Buyer at the time of execution of this Agreement has sufficient cash in its bank account to pay the Closing Payment and will at all times through Closing maintain such monies for the Closing Payment in its bank account.

VIII.           GENERAL PROVISIONS

1.	Interpretation and Construction. In this Agreement:

(a)	The headings hereof are for reference purposes only and will not affect the meaning or interpretation of this Agreement;

(b)	Words such as “herein,” “hereof,” “hereunder” and similar words refer to this Agreement as a whole and not to the particular term or Section where they appear.

(c)	Terms used in the plural include the singular, and vice versa, unless the context clearly otherwise requires;

(d)
Unless expressly stated herein to the contrary, reference to any agreement, instrument or other document means such agreement, instrument or document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(e)	“Include,” “including” and variations thereof are deemed to be followed by the words “without limitation” and will not limit the generality of any term accompanying such word;

(f)	“Or” is used in the inclusive sense of “and/or” and “any” is used in the non-exclusive sense;

(g)	Unless expressly stated herein to the contrary, reference to a Section, Schedule or Exhibit is to a section, schedule or exhibit, respectively, of this Agreement;

(h)	All dollar amounts are expressed in United States dollars and will be paid in cash in United States currency;

(i)
Each party was represented by legal counsel in connection with this Agreement and each party and each party’s counsel has reviewed and revised, or had ample opportunity to review and revise, this Agreement and any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be employed in the interpretation hereof; and

(j)
Each representation, warranty, covenant and agreement herein will have independent significance, and if any party has breached any representation, warranty, covenant or agreement herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) that such party has not breached will not detract from or mitigate the fact that such party is in breach of such first representation, warranty, covenant or agreement.

2.
Entire Agreement.  This Agreement, including the exhibits and schedules attached to this Agreement and the other Transaction Documents, constitute the entire agreement and understanding among Seller and Buyer with respect to the sale and purchase of the Purchased Assets and the other transactions contemplated by this Agreement. All prior representations, understandings and agreements between the parties with respect to the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement are superseded by the terms of this Agreement and the other Transaction Documents.

3.
Severability.  The provisions of this Agreement shall, where possible, be interpreted so as to sustain their legality and enforceability, and for that purpose the provisions of this Agreement shall be read as if they cover only the specific situation to which they are being applied. The invalidity or unenforceability of any provision of this Agreement in a specific situation shall not affect the validity or enforceability of that provision in other situations or of other provisions of this Agreement.

4.	Amendment and Waiver. Any provision of this Agreement may be amended or waived only by a writing signed by the party against which enforcement of the amendment or waiver is sought.

5.
Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party, except that Buyer may assign this Agreement to any of its Affiliates, whether currently in existence or created subsequent to the date hereof. No assignment by Buyer will relieve Buyer of responsibility for performance of its obligations hereunder. This Agreement shall be binding upon and. shall inure to the benefit of the parties hereto, their successors and permitted assigns, and no person, firm or corporation other than the parties, their successors and permitted assigns shall acquire or have any rights under or by virtue of this Agreement.

6.
Notices.  All notices given pursuant to this Agreement shall be in writing and shall be delivered by hand or sent by United States registered mail, postage prepaid, addressed as follows (or to another address or person as a party may specify on notice to the other):

(i)          If to Seller:

Chapter 7 Trustee for Estate of
PR Pharmaceuticals, Inc.
c/o Kimberley H. Tyson
Bankruptcy Chapter 7 Trustee
Ireland Stapleton Pryor & Pascoe, PC
717 17th Street, Suite 2800
Denver, CO 80202
Telephone: (303) 623-2700

With a simultaneous copy to:

Kutner Brinen Garber, P.C.
1660 Lincoln St., Suite 1850
Denver, CO 80264.
Attention: Aaron A. Garber

Telephone: (303) 832-3047

(ii)          If to Buyer:

AntriaBio, Inc.
1450 Infinite Drive
Louisville, CO 80027
Attention: Morgan Fields
Telephone: (303) 357-4645

With a simultaneous copy to:

Dorsey & Whitney LLP
1400 Wewatta Street, Suite 400
Denver, CO 80202
Attention: Michael L. Weiner

Telephone: (303) 352-1156

7.
Expenses.  Each party shall pay all of the costs and expenses incurred by it in negotiating and preparing this Agreement (and all other agreements, certificates, instruments and documents executed in connection herewith), in performing its obligations under this Agreement, and in otherwise consummating the transactions contemplated by this Agreement, including its attorneys’ fees and accountants’ fees.

8.
Choice of Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, without regard to the conflict of laws provisions thereof, as though all acts and omissions related to this Agreement occurred in the State of Colorado. The Parties to this Agreement irrevocably consent to the exclusive jurisdiction of the U.S. Bankruptcy Court for the District of Colorado in connection with any proceedings which may be brought by either Party arising from or relating to, or seeking to enforce, the provisions of this Agreement.

9.	Facsimile Signature; Counterparts. This Agreement may be executed by facsimile signature and in counterparts, each of which shall be considered an original.

10.
Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature under or by reason of this Agreement.

EXECUTED this 1st day of October, 2014.

AntriaBio, Inc.

By:	/s/ Morgan Fields

Name:	Morgan Fields

Title:	CAO

Chapter 7 Estate of PR Pharmaceuticals, Inc.

By:	/s/ Kimberley Tyson, Chapter 7 Trustee

Name:	Kimberley Tyson, Chapter 7 Trustee

Title:	Chapter 7 Trustee for the Estate of PR Pharmaceuticals, Inc.